Exhibit 32

CERTIFICATIONS PURSUANT TO 18 UNITED STATES CODE § 1350

Each of the undersigned hereby certifies that to his knowledge the quarterly report on Form 10-Q for the fiscal period ended September 30, 2004 of Allstate Life Insurance Company of New York filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of Allstate Life Insurance Company of New York.

Date: November 10, 2004

/s/ Casey J. Sylla
Casey J. Sylla
Chairman of the Board and President

/s/ Steven E. Shebik
Steven E. Shebik
Vice President and Chief Financial Officer

E-5